For Immediate Release Tuesday, July 11, 2006

CYBERONICS ANNOUNCES DELAY IN FILING ANNUAL REPORT ON FORM 10-K

HOUSTON, Texas, July 11, 2006 — Cyberonics, Inc. (NASDAQ:CYBX) today announced that it will file a Form 12b-25 with the Securities and Exchange Commission because of an anticipated delay in filing the Company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2006. The Company is delaying filing pending completion of a review regarding previous option grants and resolution of any disclosure and accounting issues arising from the results of the review.

As previously announced, the Audit Committee of the Company’s Board of Directors is conducting a review of the Company’s stock option grants, procedures, and practices, including compliance with Generally Accepted Accounting Principles and all applicable statutes, rules, and regulations. The Audit Committee’s review is being conducted with the assistance of independent counsel and accounting experts.

As also previously announced, the staff of the SEC is conducting an informal inquiry relating to the Company’s stock option grants and the Company has received a subpoena from the U.S. Attorney’s Office for the Southern District of New York requesting documents relating to such grants. The Company is continuing to cooperate with the SEC staff and the U.S. Attorney’s Office.

The Company hopes to complete its internal review as expeditiously as possible. However, depending upon the results of the review, and further developments in the SEC or the U.S. Attorney’s Office inquiries, the Company may be forced to delay filing of the Annual Report on Form 10-K further in view of such results or developments.

ABOUT VNS THERAPY AND CYBERONICS
Information on Cyberonics, Inc. and VNS TherapyTM is available at www.cyberonics.com and www.vnstherapy.com.

SAFE HARBOR STATEMENT
This release contains forward-looking statements, including statements regarding the timeliness of the Company’s filing of periodic reports with the SEC, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from the statements made. The risks and uncertainties include, but are not limited to: the time needed to complete the Audit Committee’s review of stock option grants, procedures, and practices; the potential need to seek from NASDAQ an extension of time to file the Form 10-K to avoid possible delisting of the Company’s stock from the NASDAQ National Market for failure to file timely periodic reports with the SEC; uncertainties associated with any hearing or appeal concerning any possible delisting by NASDAQ; the results of the governmental inquiries and Audit Committee’s review; the impact of any restatement of the Company’s financial statements or other actions that might be taken or required as a result of such inquiries or review; the potential identification of new material weaknesses in the Company’s internal controls over financial reporting; risks and costs associated with such inquiries or review and any litigation relating thereto or to the Company’s stock option grants, procedures, and practices. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT INFORMATION:

Investor Relations	Joele Frank
Cyberonics, Inc.	Joele Frank, Wilkinson Brimmer Katcher
100 Cyberonics Blvd.	140 East 45th Street, 37th Floor
Houston, TX 77058	New York, NY 10017
Main: (281) 228-7262	Main: (212) 355-4449
Fax: (281) 218-9332	Fax: (212) 355-4554
ir@cyberonics.com	jfrank@joelefrank.com